                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into as of the 1st day of May, 1999 (the "Effective Date"), by and between Computer Sciences Corporation, a Nevada corporation (the "Company"), and Van B. Honeycutt ("Executive").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Executive, since December 28, 1987, has served as an officer of the Company, most recently as the Company's Chairman of the Board of Directors ("Chairman"), President and Chief Executive Officer; and

     WHEREAS, the Company desires to obtain the benefit of continued services by Executive as Chairman, President and Chief Executive Officer, and Executive desires to continue to render services to the Company; and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the Company's best interest and that of its stockholders to recognize the substantial contribution that Executive has made and is expected to continue to make to the Company's business and to retain his services in the future; and

     WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's continued employment of Executive pursuant to terms herein stated, which terms include provisions for compensation and benefits to be paid or otherwise provided by the Company to Executive or his designated beneficiaries;

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein, it is hereby agreed as follows:

     1.  Term of Employment; Duties.
         --------------------------

          (a) As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and ending on the earliest to occur of the fourth anniversary of the Effective Date or the date of termination of the Executive's employment in accordance with any one of Sections 6(a) through 6(e) below; provided, however, that the Term of Employment shall be automatically
       --------  -------
extended without further action of either party for one additional four-year period (the "Single Automatic Extension") unless written notice of either party's intention not to extend has been given to the other party hereto at least 60 days prior to the expiration of the effective Term of Employment; provided further that the Term of Employment may be extended after the Single
-------- -------
Automatic Extension, by action of the Company's Board of Directors approving the terms and conditions of an offer of any such extension and giving written notice to Executive of such offer at least 60 days prior to the expiration of the then effective Term of Employment, followed by Executive's acceptance of such offer within such time as may be provided by the Board as a condition of such offer.

          (b) The Company hereby agrees to employ Executive as its Chairman and Chief Executive Officer for the Term of Employment, and Executive agrees to serve in these capacities with the duties and responsibilities customary to such positions in a company of the size and nature of the Company, to use his best efforts to protect, encourage and promote the interests of his Company, and to perform such other duties consistent with the offices held by Executive as may be reasonably assigned to him from time to time by the Board. During the Term of Employment, Executive shall report solely and directly to the Board.

          (c) Executive shall devote substantially all of his business time and attention to his duties on the Company's behalf except for sick leave, vacations and approved leaves of absence; provided, however, that nothing shall preclude Executive from (i) managing his personal investments and affairs and (ii) participating in civic and nonprofit activities provided that, in either case, such activities do not materially interfere with or adversely affect the performance of his duties under this Agreement and (iii) participating as a member of the board of directors of such other companies as he may be invited and elected to serve with the consent of the Board of the Company, which consent shall not be unreasonably withheld.

     2.  Compensation.
         ------------

          (a) Base Salary.  The Company agrees to pay to Executive as a minimum
              -----------
salary during the Term of Employment the sum of $1,040,000 per year ("Base Salary") subject to increase as provided herein, payable in twenty-six biweekly installments in accordance with the normal payroll procedure of the Company. Such Base Salary shall be subject to annual review by the Board and may be adjusted at or above such minimum by the Board from time to time.

          (b) Annual Incentive Awards.  Executive shall participate in the
              -----------------------
Company's Annual Management Incentive Plan, and any successor plan, on terms and conditions that are appropriate to his positions and responsibilities at the Company and are no less favorable than those applying to other senior executive officers of the Company. Any annual incentive paid to Executive shall be in addition to the Base Salary and to any and all other benefits to which Executive is entitled as provided in this Agreement. Payment of annual incentive awards shall be made at the same time that other senior executive officers of the Company receive their incentive awards.

          (c) Long-Term Incentive Programs.  Executive shall participate in the
              ----------------------------
stock option plans and other long-term incentive compensation plans available to other senior executive officers of the Company from time to time on terms and conditions that are appropriate to his positions and responsibilities at the Company and are no less favorable than those applying to such other senior executive officers.

     3.  Employee Benefit Programs.  During the Term of Employment, Executive
         -------------------------
shall be entitled to participate in all employee pension and welfare benefit plans made available to the Company's executive officers, as such plans may be in effect from time to time and on terms and conditions that are no less favorable than those applying to other senior executive officers, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any welfare benefit plans for senior executive officers that may be sponsored by the Company from time to time, including any retirement or welfare plans that supplement the above-listed types of plans, whether funded or unfunded. Executive shall, in all events, be entitled during the Term of Employment to term life insurance which, together with other life insurance under the Company's term life insurance program, shall provide face amount coverage which shall be no less than $750,000.

     4.  Supplemental Pension Benefit.
         -----------------------------

          Notwithstanding Section 3 hereof, Executive shall be entitled to participate in the Company's Supplemental Executive Retirement Plan, amended and restated as of February 27, 1998, or such successor or amended SERP as shall be adopted from time to time (collectively, the "SERP") on terms and conditions that are no less favorable than those applying to other senior executive officers of the Company; provided, that the following additional provisions
                         --------
shall apply to Executive's right to benefits under the SERP: (i) Executive's right to benefits as provided in Article IV(a) and IV(b) of the SERP shall at all times be fully vested and nonforefeitable regardless of the age at which Executive's Separation from Service occurs if the cause of his Separation from Service is either termination by the Company without Cause or termination by the Executive for Good Reason (both as described in Section 6(d) hereof); (ii) notwithstanding any provision of the SERP (including any provision of Articles III, VIII, IX and XV of the SERP) to the contrary, Executive may not be removed as a participant thereunder at any time and the SERP may not be amended, modified, suspended or terminated as to Executive without Executive's express written consent; and (iii) if Executive's Separation from Services occurs prior to his attaining age sixty-two (62) by reason of Executive's termination of employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive commencing immediately upon such Separation from Service benefits thereunder in accordance with Section IV(b) and Articles V, VI and VII, as applicable, without the requirement of any approval by the Chief Executive Officer or any other persons(s) and such benefits shall be calculated as if on the date of such Separation from Service, Executive had attained an age equal to the lesser of sixty-two (62) or his actual age plus three (3).

     5.   Perquisites, Vacations and Reimbursement of Expenses.  During the Term
          ----------------------------------------------------
of Employment:

          (a) The Company shall furnish Executive with, and Executive shall be allowed full use of, office facilities, automobiles, secretarial and clerical assistance and other Company property and services commensurate with his position and of at least comparable quality, nature and extent to those made available to other senior executive officers of the Company from time to time;

          (b) Executive shall be allowed vacations and leaves of absence with pay on a basis no less favorable than that applying to other senior executive officers of the Company; and

          (c) The Company shall reimburse Executive for all monies which he has expended for purposes of the Company's business, such reimbursements to be effected in accordance with normal Company reimbursement procedures from time to time in effect. The Company shall also promptly pay all adequately documented reasonable costs and expenses (including reasonable legal fees) incurred on Executive's behalf in connection with entering into this Agreement.

          (d) The Company shall in all events continue to provide use of the Company's aircraft at the Company's expense for Executive's business use, it being recognized that some of Executive's travel by the Company's aircraft may be required for security purposes and, as such, shall constitute business use of the aircraft. In addition, the Company shall reimburse Executive for travel expenses incurred by Executive's spouse in accompanying Executive on Company business, on an occasional basis.

          (e) It is the intention of the Company that Executive shall be kept whole with respect to reimbursements or other benefits under Section 5(a), (b), and (d) after taking into account taxes, if any, on such amounts, but, except with respect to payments to cover the occasional travel of Executive's spouse accompanying him on business trips, this sentence shall not apply to any such benefits described in this Section 5 that are for personal rather than business use.

     6.  Termination of Employment.
         -------------------------

          The rights and obligations of Executive and the Company in the event of Executive's employment termination following a change of control, as defined in the Company's Severance Plan for Senior Management and Key Employees, adopted as of February 2, 1998 and amended February 18, 1998, or amended or successor plan then in effect (the "Severance Plan") shall be governed exclusively by the Severance Plan. No further payment or benefit shall be made or granted under this Agreement in such event.

          (a) Termination Due to Death.  In the event that Executive's
              ------------------------
employment is terminated due to his death, the Company's payment obligations under this Agreement shall terminate, except that Executive's estate or his beneficiaries, as the case may be, shall be entitled to the following:

              (1) Base Salary through the end of the month in which death occurs;

              (2) a pro rata annual incentive award for the year in which Executive's death occurs, based on the maximum award opportunity for such year, payable in a single installment promptly following Executive's death; and

          (3) full vesting of any outstanding long-term incentive awards, stock options and restricted stock, granted to Executive under any long-term plan or plans of the Company in which Executive has participated.

      (b)      Termination due to Disability.
               -----------------------------

               (1) If, as a result of Executive's incapacity due to physical or mental illness, accident or other incapacity (as determined by the Board in good faith, after consideration of such medical opinion and advice as may be available to the Board from medical doctors selected by Executive or by the Board or both separately or jointly), Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months and, within 30 days after written Notice of Termination thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive's duties, the Company or Executive may terminate Executive's employment for "Disability."

               (2) In the event that Executive's employment is terminated due to Disability, he shall be entitled to the following benefits:

                   (i) disability benefits in accordance with the long-term disability ("LTD") program then in effect for senior executive officers of the Company;

                   (ii) a pro rata annual incentive award for the year in which Executive's termination occurs, based on the maximum award opportunity for such year, payable in a single installment promptly following Executive's termination;

                   (iii) full vesting of any outstanding long-term incentive awards, stock options and restricted stock, granted to Executive under any long-term incentive plan or plans of the Company in which Executive has participated.

          (c) Termination by the Company for Cause.
              ------------------------------------

              (1) The Company shall have the right to terminate Executive's employment at any time for Cause in accordance with this Section 6(c).

              (2) For purposes of this Agreement, "Cause" shall mean:

                  (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

                  (ii) conviction of a felony involving a crime of moral turpitude;

                  (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

                  (iv) substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident, or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to Executive in writing by or on behalf of the Board of Directors of the Company at least 60 days prior to termination identifying the manner in which such Board of Directors believes that Executive has failed to perform and (B) Executive has thereafter failed to remedy such failure to perform.

          (3) No termination of Executive's employment by the Company for Cause shall be effective unless the provisions of this Section 6(c)(3) shall have been complied with. Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (i) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given no later than 60 days after the Board first learns of such circumstances. Executive shall have 15 days after receiving such notice in which to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds, Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 20 days of his receiving such notice, provided that he requests such hearing within 15 days of receiving such notice. If, within five days following such hearing, the Board gives written notice to Executive confirming that, in the judgment of at least two-thirds of the members of the Board, Cause for terminating his employment on the basis set forth in the original notice exists, his employment with the Company shall thereupon be terminated for Cause.

               (4) In the event the Company terminates Executive's employment for Cause, he shall be entitled to the following:

                   (i) Base Salary through the date of termination;

                   (ii) all vested stock options shall remain exercisable for at least 90 days except as otherwise expressly required by the applicable shareholder-approved stock incentive plan and all unvested stock options shall be forfeited; and

                   (iii) all restricted stock as to which restrictions have not lapsed shall be forfeited, notwithstanding any contrary provisions in any restricted stock grant.

          (d) Termination Without Cause or for Good Reason.
              --------------------------------------------

              (1) In the event Executive's employment is terminated by the Company without Cause or other than due to death or Disability ("Without Cause"), or in the event Executive terminates his employment for Good Reason, Executive shall be entitled to receive the following:

                    (i) Base Salary through the date of termination;

                    (ii) a lump sum severance payment in an amount equal to the lesser of three (3) or the number of years (including fractions thereof) by which the termination precedes Executive's 62nd birthday times his Base Salary, as in effect immediately prior to the delivery of notice of termination, plus the lesser of three (3) or the number of years (including fractions thereof) by which the termination precedes Executive's 62nd birthday times Executive's average annual cash incentive compensation bonus over the three most recent fiscal years preceding the year in which the date of termination occurs for which such a bonus was paid or deferred or for which the amount of such a bonus, if any, was determined, payable in a single installment promptly following Executive's termination;

                   (iii) a pro rata annual incentive award for the year in which termination occurs, based on his target award for such year, payable in a single installment promptly following Executive's termination;

                   (iv) continuation of coverage by the benefits provided in
          Section 3 above, including, without limitation, all medical and hospitalization (including dependent coverage), life, accident and disability protection, maintained for Executive's benefit immediately prior to the date of Executive's termination, for a period thereafter equal to the lesser of three (3) years or the number of years (including fractions thereof) by which the termination precedes Executive's 62nd birthday (followed by an 18-month period of COBRA continuation), provided that if Executive is ineligible under the terms of such benefit plans or programs to be covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment in such amount that after all taxes on that amount shall be equal to the cost to Executive of providing himself such benefit coverage, and

                   (v) full vesting of any outstanding long-term incentive awards, and, with respect to any stock options and restricted stock grants, full vesting of any options or shares which would have vested within the three (3) year period following the date of employment termination if Executive had continued to be employed during such period, and, with respect to stock options, extension of the term during which each option maybe exercised by a period equal to three years from the employment termination date, but not beyond the maximum permitted term of the option.

          (2) For purpose of this Agreement, Good Reason shall mean the occurrence of any of the following subsequent to the date of this Agreement without Executive's express written consent:

                   (i) the failure to elect or reelect Executive to the positions of Chairman and Chief Executive Officer described in Section 1; the removal of him from either such position; or any material diminution in his duties or responsibilities in such positions (other than in connection with a termination of Executive's employment in accordance with Sections 6(a)-(c) above or 6(e) below);

                   (ii) the assignment to Executive of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties customarily assigned to a Chairman and Chief Executive Officer of a corporation of the size and nature of the Company; or a change in the reporting structure so that Executive reports to someone other than the Board or is subject to the direct or indirect authority or control of a person or entity other than the Board;

                   (iii) the Company awards Executive an annual bonus in respect of any year that is less than 100% of the amount awarded him in respect of any prior year unless due to reduced performance by the Company or by Executive, applying reasonably equivalent standards with respect to both years;

                   (iv) the Company fails to comply with the provisions hereof governing compensation and benefits to Executive or otherwise materially breaches any provision of this Agreement or any other agreement with Executive and fails to cure the same within 15 days following receipt of written notification from Executive specifying such failure to comply or material breach;

                   (v) conduct by the Company occurs that would cause Executive to commit fraudulent acts or would expose Executive to criminal liability;

                   (vi) the Company's principal office or Executive's own office as assigned to him by the Company is moved to a location more than 35 miles from El Segundo, California or Executive's own office as assigned to him by the Company is moved to a location outside of the Company's principal office; or

                   (vii) the Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Company within 15 days after the occurrence of the transaction resulting in such succession.

          (3) For purposes of this Agreement, a determination by the Company not to renew this Agreement for the Single Automatic Extension described in the first proviso to Section 1(a) shall be deemed a termination Without Cause unless the Company establishes that such determination was based on a ground or grounds that would justify a termination for Cause as defined in Section 6(c)(2) hereof, such determination to be made without regard to Section 6(c)(3) hereof.

          (e) Voluntary Termination.  Executive shall have the right to
              ---------------------
terminate his employment with the Company at any time. A voluntary termination shall mean a termination of employment by Executive on his own initiative, other than a termination due to death or Disability or for Good Reason, and shall have the same consequences as provided in Section 6(c)(4) for a termination for Cause.

          (f)  Other Termination Benefits.  In the case of any of the foregoing
               --------------------------
terminations, Executive or his estate shall also be entitled to the following, to the extent not otherwise payable under this Agreement:

               (1) the balance of any incentive awards, including awards due for performance periods which have been completed, which have been earned but have not yet been paid;

               (2) any amounts due under Sections 2(a), 3, 4 and 5;

               (3) a lump sum payment in respect of accrued but unused vacation days at his Base Salary rate in effect on the date of termination; and

               (4) other or additional benefits, if any, in accordance with applicable plans of the Company.

          (g) Base Salary for Severance Benefit Determinations.  Anything in
              ------------------------------------------------
this Section 6 to the contrary notwithstanding, if, prior to a termination under this Section 6, the Company has reduced Executive's Base Salary, then Base Salary for purposes of determining severance benefits shall mean the highest Base Salary as in effect during the Term of Employment prior to any such reduction.

     7.  Indemnification and Insurance.
         -----------------------------

         (a) In any situation where under applicable law the Company has the power to indemnify (or advance expenses to) Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of Executive's activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, the Company agrees that it shall, promptly on written request, indemnify (and advance expenses to) Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting indemnification of Executive otherwise arising out of this or any other agreement or promise of the Company or under any statute.

         (b) Without limiting the generality of Section 7(a) above but subject to Section 14 below, including without limitation Section 14(b), the Company shall pay any and all reasonable fees and expenses incurred by Executive in seeking to obtain or enforce any rights or benefits provided by this Agreement, including all reasonable attorneys' and experts' fees and expenses, accountants' fees and expenses, and court costs (if any) incurred by Executive in pursuing a claim for payment of compensation or benefits or other right or entitlement under this Agreement provided that Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

         (c) The Company further agrees to furnish Executive for the remainder of his life (without reference to whether the Term of Employment continues in effect) or for six (6) years after the expiration of the Term of Employment, whichever is later, with Directors' and Officers' liability insurance insuring Executive against insurable events which occur during the Term of Employment, such insurance to have policy limits and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of the Company in force from time to time.

     8.  No Mitigation; No Offset.  In the event of a termination of Executive's
         ------------------------
employment for any reason, Executive shall not be required to seek other employment or to mitigate any of the Company's obligations under this Agreement, and no amount payable under Section 6 shall be reduced (i) by any claim the Company may assert against Executive or (ii) by any compensation or benefits earned by Executive as a result of employment by another employer, self-employment or from any other source after such termination of employment with the Company. Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement shall be reduced and offset by any sums paid to Executive under the Severance Plan.

     9.  Designated Beneficiary.  In the event of the death of Executive while
         ----------------------
in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under Section 6 above, such payments shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive's death by filing a written beneficiary designation with the Company during Executive's lifetime. Such beneficiary designation shall be in such form as may be reasonably prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust, or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, or if Executive shall have failed to provide such beneficiary designation, then the amount payable under this Agreement shall be paid to Executive's estate.

     10.  Ethics.  During the Term of Employment, Executive shall be subject to
          ------
the Company's Code of Ethics and Standards of Conduct (the "Policies"), which is attached to this Agreement as Appendix A. If for any reason an arbitrator, subject to judicial review as provided by law, or a court should determine that any provision of the Policies is unreasonable in scope or otherwise unenforceable, such provision shall be deemed modified and fully enforceable as so modified to the extent the arbitrator and any reviewing court determines what would be reasonable and enforceable under the circumstances.

     11.  Inventions
          ----------

          (a) All inventions, discoveries, developments and improvements conceived or made by Executive, alone or with others, prior to Executive's employment by the Company, or during Executive's employment by the Company prior to the date of this Agreement but which Executive believes that he owns, are listed and described on Appendix B to this Agreement. To the best of Executive's knowledge this list is complete (or if no items are so listed, Executive has nothing to so disclose). Executive understands that his failure to list any item will require that he demonstrate through clear, tangible and convincing evidence that he or his assigns own an item which the Company believes it owns. If it is determined that Executive owns any unlisted item, and the Company has expended monies to develop it, the Company shall be entitled to the use of same without royalty payments to Executive or his assigns.

          (b) Executive will promptly and fully inform the Company of all inventions, discoveries, developments and improvements that he may conceive, discover, develop or make during his employment, whether made solely or jointly with others, whether or not patentable, and whether or not such conception, discovery or making involves the use of the Company's time, facilities, equipment or personnel (collectively, "Inventions"). Executive acknowledges and agrees that all such Inventions relating to any work he performs for the Company or any business in which the Company is or intends to be engaged are "works for hire" under applicable law and shall belong to the Company. Executive further agrees to assign, and does hereby assign, to the Company all right, title and interest in and to any and all such Inventions and agrees to execute all documents deemed necessary or desirable by the Company in connection therewith, including patent and/or copyright assignments, and to cooperate both during and after his employment with the Company, at the Company's expense, in all further actions deemed necessary or desirable to confirm, register, protect or enforce the Company's right therein. The Company and Executive acknowledges that the foregoing assignment does not include any invention unrelated to the Company's business or research which meets the requirements of Section 2870 of the California Labor Code, or any successor provision thereto.

     12.  Confidential Information and Trade Secrets
          ------------------------------------------

          (a) Executive acknowledges that the term "Confidential Information" as used in this Agreement means all items, materials and information (whether or not reduced to writing and whether or not patentable or copyrightable) which belong to the Company or which the

Company's suppliers or customers or clients have communicated to the Company in the course of the Company's business, and which reflect, consist of or refer to:

          (1) information technology; methods and processes; designs and formulations; the content or composition of goods or services; techniques; business strategies or operations; formulas; compilations of data or reports; plans; tools or equipment; inventions; know-how; technical disclosures, patent applications, blueprints or specifications; financial, marketing, sales, personnel or salary information; forms, legal documents or memoranda; software, computer programs or databases; any documents prepared by or on behalf of the Company or Company suppliers, customers or clients;

          (2) information compiled, collected or developed by the Company reflecting the identities of those customers and clients of the Company which are not generally known outside the Company or whose relationship with the Company as a customer or client is not generally known outside the Company; characteristics of any customers or clients of the Company or of customer or client representatives, including without limitation product or service preferences or requirements, cost or price information for goods or services offered or sold, credit terms or credit performance, actual or likely order cycles, the nature of goods delivered or services performed, or research or development plans or activities;

          (3) information compiled, collected, or developed by the Company reflecting identities of any suppliers of the Company which are not generally known outside the Company or whose relationship with the Company as a supplier is not generally known outside the Company; characteristics of any supplier of the Company, or supplier representatives, including without limitation cost or price information for goods or services offered or purchased, audit terms, the nature of goods delivered or service performed, product or service quality and reliability, delivery terms, or research or development plans or activities;

               (4) prices, fees, discounts, selling techniques or distribution methods used by the Company; or

               (5) any other confidential or proprietary information obtained directly or indirectly while employed by the Company.

          (b) Executive acknowledges that the term "Trade Secret" as used in this Agreement means the whole or any portion or phrase of any scientific or technical or business information, including, but not limited to, any design, process, procedure or system, formula, improvement, or invention that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company's reasonable efforts to maintain its secrecy. In addition to information belonging to the Company, information furnished to the Company by other parties can be a Trade Secret.

          (c) The term "Confidential Information" includes information which may also be a Trade Secret, but does not include anything described above which is now generally known by parties other than the Company, its affiliates and employees, or becomes generally known, through no breach of this Section 12 on the part of Executive.

          (d) Executive acknowledges that Confidential Information is and remains confidential regardless of whether or not any Company report or form or other document contains any statement regarding confidentiality.

          (e) Executive agrees to hold all Confidential Information in confidence and to not use directly or indirectly, for Executive's own benefit or the benefit of any other party, corporate or otherwise, or publish or cause to be published or otherwise disclose to anyone other than the Company or its designee, any Confidential Information or Trade Secrets except as compelled by law and except as required to conduct the Company's business.

          (f) Executive will, upon demand, and without demand immediately upon the termination of Executive's employment, surrender to the Company any and all documents, including without limitation computer memory, reports and forms containing Confidential Information and any and all other business records, prototypes and materials which Executive may have created or received from the Company during Executive's employment, or which pertain to the Company's business, and all copies thereof, which are in Executive's possession or control at the time of the demand or the termination of Executive's employment, however made or obtained.

     13.  No Solicitation.  During Executive's employment, and for a period of
          ---------------
two years immediately following Executive's employment termination (voluntary or otherwise), Executive agrees to honor the following representations: (a) Executive shall not induce, or aid others to induce, any Company employee to terminate his or her employment or do anything which violates any oral or written employment agreement he or she may have with the Company, (b) in recognition of the status of information regarding compensation and other personnel information of Company employees as Confidential Information, Executive shall not solicit or aid others to solicit Company employees for, or offer to them, competitive employment, and (c) Executive agrees not to interfere with the business of the Company in any manner including, without limitation, inducing any consultant or independent contractor or customer or client of the Company to sever or diminish that person's or entity's relationship with the Company.

     14.  Arbitration.
          -----------

          (a) In the event of any dispute between the parties concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive's Employee's employment or any termination of such employment (including any claims involving any officers, managers, directors, employees, shareholders or agents of the Company) excepting only any rights the parties may have to seek injunctive relief, the dispute shall be resolved by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Resolution by arbitration, either in lieu of or after exhausting the procedures of Section 7 of the Severance Plan, shall be at the election of Executive with respect to any claim to which Section 7 of the Severance Plan shall apply. In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as may be compelled by court order. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. Pending the resolution of any dispute between the parties, the Company shall continue prompt payment of all amounts due to Executive under this Agreement and prompt provision of all benefits to which Executive is otherwise entitled.

          (b) Costs of arbitration shall be borne by the Company. Reasonable attorney fees and costs and the reasonable fees and costs of any experts incurred by Executive shall be borne and paid by the Company if Executive prevails on any portion of his claims. Such fees and costs incurred by Executive shall be paid by the Company in advance of the final disposition of such claims, as such fees are incurred, upon receipt of an undertaking by Executive to repay such amounts net of any income taxes paid or payable by Executive with respect to such amounts, if it is ultimately determined that he did not prevail on any portion of his claims.

          (c) Notwithstanding the foregoing provisions of this Section 14, Executive and the Company agree that Executive or the Company may seek and obtain otherwise available injunctive relief in Court for any violation of obligations concerning confidential information or trade secrets that cannot adequately be remedied at law or in arbitration.

          (d) If the Company terminates Executive's employment hereunder or Executive terminates his employment alleging that such termination is for Good Reason, and if there is a dispute as to whether Executive is entitled to receive any payments and benefits provided under this Agreement, including the severance and other benefits set forth in Section

6(d)(1), during the period of the dispute the Company shall continue to pay Executive his Base Salary and continue to provide Executive and his family with the benefits provided in Section 3, provided, however, that if the dispute is resolved against Executive, Executive agrees that he will promptly refund to the Company all payments he receives hereunder which he would not otherwise have been entitled to receive, plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the dispute is resolved in Executive's favor, promptly after resolution of the dispute the Company shall pay Executive the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code compounded quarterly.

     15.  Notices.  For purposes of this Agreement, notices and all other
          -------
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or delivered by private courier, as follows: if to the Company -- Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245 Attention:
Vice President, General Counsel and Secretary; and if to Executive at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     16.  Miscellaneous. This Agreement shall also be subject to the following
          -------------
miscellaneous provisions:

          (a) The Company represents and warrants to Executive that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms.

          (b) This Agreement and the Severance Plan contain a complete statement of all the agreements between the parties with respect to Executive's employment by the Company, supersede all prior and existing negotiations and agreements between them concerning the subject matter thereof and can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto and stating an intention to change or modify this Agreement or the Severance Plan, as the case may be. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement or the Severance Plan to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

          (c) If any provision of this Agreement or any portion thereof is declared invalid, illegal or incapable of being enforced by any arbitrator or court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

          (d) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California except to the extent governed by Federal law, and shall be construed according to its fair meaning and not for or against any party.

          (e) All compensation payable hereunder shall be subject to such withholding taxes as may be required by law.

          (f) This Agreement shall be binding upon and inure to the benefit of the successors and assigns, of the Company. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or obligations pursuant to this Agreement.

          (g) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under written benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored written employee benefit plans, stock option plans, grants and agreements. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans and agreements.

          (h) The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

          (i) The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          (j) This Agreement may be executed in two or more counterparts each of which shall be legally binding and enforceable.

                                    *  *  *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


VAN B. HONEYCUTT                            COMPUTER SCIENCES CORPORATION


/s/ Van B. Honeycutt                        By: /s/ Hayward D. Fisk
---------------------------                    ----------------------------

                                            Its: Vice President